House of Brussels Promotes Sr. VP Guy DeBas to Chief Operating Officer Position
Thursday April 7, 9:30 am ET

HOUSTON--(BUSINESS WIRE)--April 7, 2005--House of Brussels Chocolates Inc. (OTCBB:HBSL - News) -

Current Head of Brussels World Renown DeBas Chocolate, Inc. Subsidiary Assumes Additional Post As Parent Company COO

House of Brussels Chocolates Inc. ("Brussels" or "HBSL"), through its President & CEO Grant Petersen, is pleased to announce the promotion of Guy DeBas, head of Brussels DeBas Chocolate, Inc. subsidiary, to the additional position of Chief Operating Officer of the Parent Company.

Since the acquisition of DeBas Chocolate, Inc. last year, Guy DeBas, with his 30 years of developing and marketing world class chocolates has proven to be an invaluable asset to HBSL in virtually all aspects to include, new product development, operational efficiency and design of our new state of the art plant. DeBas' passion and "can do" attitude for developing not only the finest, but the healthiest of chocolate products, makes him the ideal person to take HBSL as a large scale manufacturer to the same world wide stature and respect that DeBas Chocolate, Inc. has earned. DeBas' broad-based skills, honed since receiving his PhD in Food Science, gives him the credentials and experience to develop new exciting and healthy products for our increasing list of marquee clients. DeBas is clearly a leader in his field and a true trendsetter and will fill the vacant role of COO nicely.

Grant Petersen stated, "We at Brussels feel truly blessed by having Guy so totally committed to the Company. While we knew that Guy could develop and make the finest chocolates, after watching and working with him for the past eight months in the development of our new 80,000 sq. ft. high tech plant and how he has worked with employees, staff and customers, the Board quickly realized that should he elect to take it, there was no one better suited for the critical Chief Operating Officer position." Petersen went on to say, "Don't let Guys' talent as a world class chocolate artisan cloud the fact that he is also a bottom line oriented businessperson. In just a few short months, he has streamlined our operation, increased staff efficiency, and has instilled the mindset that it is not only possible to make fine high end chocolates in mass production, but to also do it profitably."

DeBas said, "I could not be more excited and honored to be asked to take this position. Grant and the wonderful House of Brussels family has given me the opportunity to carry on the vision and tradition that I have worked so hard to develop over the past thirty years at DeBas, and extend it to a large scale worldwide market." DeBas went on to say, "When Grant first approached me almost a year ago about the Company acquiring DeBas, one of the more attractive things that separated Brussels from others, was the Company's newly formed ChocoMed Division headed by Dr. Donovan. As an invited guest speaker just a few weeks ago at the All Natural Food Expo in Anaheim California, I spoke specifically on the topic that, in my opinion, the future for high end chocolates must be not just in flavor, but also in nutritional value, something that I have been developing for several years."

More details on DeBas' intriguing life can be found at:

www.chocolatemonthclub.com/pastnewsletters/vol5no5.htm

About House of Brussels Chocolates Inc. (www.brusselschocolates.com)

For more than 20 years, House of Brussels Chocolates has manufactured and distributed high-end, award-winning chocolates. HBSL's signature product is the chocolate hedgehog, which marries the traditional Belgian symbol of good luck (i.e., the hedgehog) with taste (i.e., chocolate) for a strong customer appeal. In addition to its house brands, HBSL creates custom packaging, shaping and sizing as well as private labels for numerous North American retailers.

DeBas Chocolate, Inc., a wholly owned subsidiary of HBSL, produces the Company's artisan chocolates. Every piece of DeBas chocolate is handcrafted to be a true work of art that is distinctly superior in quality and taste. DeBas is also famous for its panned chocolate products such as chocolate-covered coffee beans, fruits and nuts. The DeBas factory is certified as organic by the State of California, in addition to being Orthodox Kosher certified.

About ChocoMed(TM), Inc. (www.chocomed.com)

ChocoMed, Inc., as a wholly owned subsidiary of House of Brussels Chocolates, has a mission to interface with third party companies, laboratories, or organizations that provide us nutritional and dietary supplements, functional foods and pharmaceutical compounds that are suitable candidates for hosting in chocolate-based products. ChocoMed will then bring these compounds to House of Brussels' manufacturing division who will attempt to "marry" these compounds with chocolate. If successful, the resulting nutraceuticals using chocolate as a delivery mechanism should prove to be an extremely marketable product.

Safe Harbor: Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" as defined by federal law. Although the Company believes such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. They are subject to various risks, including uncertainties regarding timing, and capital availability, as discussed in detail in House of Brussels quarterly and annual reports filed with the SEC.

House of Brussels Chocolates Inc. (OTC Bulletin Board:HBSL - News)

Contact:
House of Brussels Chocolates Inc.
Grant Petersen
Chief Executive Officer
1-800-661-1524
info@hobc.us
www.brusselschocolates.com

 Source: House of Brussels Chocolates Inc.